Exhibit 10.1
February 6, 2026 Dear Carey,
It is our pleasure to extend the following offer of employment on behalf of PACS. This offer is contingent upon the successful completion and results of a pre-employment background screening, references, proof and documentation to verify legal work eligibility, the physical and electronic signing of a dispute resolution agreement, and evidence of professional licensing related to the role you are being hired into (if applicable). Below are the terms and conditions of your employment offer:

Position:
Time Type:
Reporting Relationship:
Chief Financial Officer Full-time
Jason Murray, Chairman & CEO

Base Salary:
Target Profit-Sharing STI ($ value): Target Total Cash

LTI Target($ value): Target Total Direct Comp:
$475,000
$3,800,000
$4,275,000

$2,000,000
$6,275,000

Target Start Date:    April 6, 2026

Benefits

We are committed to providing you with a competitive, comprehensive total rewards package. We offer medical, dental, vision, 401(k), and supplemental benefit options. Please inquire regarding effective dates of the various benefit options. Medical, dental, and vision become effective on the 1st of the next month following 30 days of employment.

We offer 7 standard holidays per year, including New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and employee's Birthday. We also offer 12 hours a year for volunteer service hours.

Executive Profit-Sharing Bonus

You will be eligible to participate in the Company's Executive Profit-Sharing Bonus Plan (the "Bonus Plan"), which provides an opportunity to earn a quarterly cash bonus based on Company performance.

Under the Bonus Plan, the Company may establish an executive bonus pool for each fiscal quarter (the "Executive Bonus Pool") funded at 8% of Company Adjusted EBITDA ("AEBITDA") for the applicable quarter, as determined by the Company in accordance with the Bonus Plan and applicable policies. Bonus payments, if earned, are generally calculated following the close of the quarter and are expected to be paid after the Company's quarterly earnings are released.

The Executive Bonus Pool may be adjusted upward based on achievement of additional quarterly performance measures. For example, the Executive Bonus Pool may be increased by up to an additional 10% based on achievement of quarterly AEBITDA guidance and by up to an additional 10% based on achievement of quarterly Facility Quality Metrics (e.g., meeting or exceeding a rating of 4), in each case as determined under the Bonus Plan and as approved by the Compensation Committee of the Board of Directors (the "Committee") (or its designee).

Your target participation level under the Bonus Plan is 7% of the Executive Bonus Pool for each quarter (your "Target Pool Share"). For clarity, based on an Executive Bonus Pool funded at 8% of quarterly AEBITDA, a 7% Target Pool Share is equivalent to 0.56% of quarterly AEBITDA (before any upward or downward adjustments).

All determinations under the Bonus Plan-including eligibility, performance measures, calculation methodology (Including definitions of AEBITDA and Facility Quality Metrics), adjustments, and payment amounts-are subject to the terms of the Bonus Plan as in effect from time to time and to review and approval by the Committee (or its designee), which retains discretion to reduce, increase, or eliminate any bonus payout. Participation in the Bonus Plan does not guarantee any bonus payment, and the Company may modify, suspend, or terminate the Bonus Plan at any time. Any bonus payment is subject to applicable tax withholding, any required employment conditions (including, if applicable, continued employment through the payment date), and the Company's clawback/recoupment policy.

New Hire Long-Term Incentive ("LTI") Equity Grant

In connection with your hire, the Company will recommend that the Compensation Committee of the Board of Directors (or its designee) grant you a long-term incentive equity award in the form of restricted stock units ("RSUs") with a target grant-date value of $2,000,000 (the "New Hire LTI Grant"). The Company expects to submit this recommendation at the next regularly scheduled meeting of the Compensation Committee occurring after your Start Date (or as soon as practicable thereafter).

The number of RSUs subject to the New Hire LTI Grant will be determined by dividing $2,000,000 by the Fair Market Value per share of the Company's common stock on the grant date, as Fair Market Value is determined under the Company's equity incentive plan, rounded down to the nearest whole RSU. For the avoidance of doubt, the $2,000,000 amount reflects a target value used solely to determine the number of RSUs and does not guarantee the value ultimately realized by you.

Subject to your continued employment through each applicable vesting date, the New Hire LTI Grant will vest as follows: 33.34% on the first anniversary of your Start Date, 33.33% on the second anniversary of your Start Date, and 33.33% on the third anniversary of your Start Date. Shares will be issued (or delivered) as soon as practicable following each vesting date, subject to applicable tax withholding.

The New Hire LTI Grant is subject to approval by the Compensation Committee (or its designee) and will be governed by and subject to the terms and conditions of the Company's equity incentive plan, the applicable award agreement, and Company policies, including any clawback/recoupment policy and insider trading policy. If your employment terminates for any reason prior to a vesting date, any unvested RSUs will be forfeited, except as may be expressly provided in the plan or award agreement.

Annual LTI Program Eligibility

Beginning with the Company's next annual long-term incentive ("LTI") grant cycle following your Start Date, you will be eligible to be considered for annual equity awards under the Company's equity incentive program. The type(s) of award(s), target value (if any), vesting terms, performance conditions (if any), and timing of any annual equity award will be determined by the Compensation Committee of the Board of Directors (the "Committee") (or its designee) in its discretion and may be influenced by a variety of factors, including Company performance, individual performance, business priorities, market and competitive practices, and the Company's compensation philosophy.

Eligibility to be considered does not guarantee that any annual equity award will be granted, and any annual award amount may be greater than, less than, or equal to any prior-year award (including zero). Any annual equity award is subject to Committee approval, the Company's equity incentive plan and applicable award agreement, and the Company reserves the right to amend, suspend, or terminate its equity programs at any time.

Commuting & Travel

The Company will reimburse you for reasonable and necessary business-related travel expenses incurred in performing your duties, in accordance with the Company's travel and expense reimbursement policies.

Ordinary and ongoing commuting expenses to and from your home in Texas and the Salt Lake City office are not reimbursable. Any Company-paid commuting benefits (if provided) will be offset through a deduction from your Executive Profit-Sharing Bonus, as administered by the Company.

General Terms and Conditions

Please note that employment is at-will, meaning that employment may be terminated by either party at any time and for any reason. Nothing herein alters the at-will relationship between you and the Company, such that either you or the Company may end the employment relationship with or without notice or cause.

Please also note that we respect any binding confidentiality and non-disclosure agreement you may have entered into with your prior employer(s). In this regard, we expect that you will review any such agreement that may exist and comply with the lawful terms contained therein. We strictly prohibit the use of information that may violate a valid and lawful binding confidentiality and non-disclosure agreement that you may have with a third party or that is considered to be a trade secret under applicable state and federal law. Any questions regarding this provision must be brought to my immediate attention.

Please feel free to call Trent Bingham, CHRO, if you have any questions. Otherwise, we ask that you acknowledge this offer letter to indicate your acceptance. We are eager to begin an association with you that we expect will last for years to come.

Your acceptance of this offer is due by February 13, 2026, otherwise this offer will be considered withdrawn.
Sincerely, Jason Murray
Chairman & CEO

Accepted by: /s/ Carey Hendrickson

Date: 2/10/2026